Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Univar Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$5,846,295,279.87	0.0001102	$644,261.74
Fees Previously Paid	–		–
Total Transaction Valuation	$5,846,295,279.87
Total Fees Due for Filing			$644,261.74
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$644,261.74

(i)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share (“Common Stock”), of Univar Solutions Inc. (the “Registrant”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on April 10, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 163,168,353, which consists of (a) 157,759,349 issued and outstanding shares of Common Stock; (b) 56,664 shares of Common Stock underlying restricted share awards; (c) 1,549,657 shares of Common Stock underlying restricted stock unit awards; (d) 140,565 shares of Common Stock underlying deferred stock unit awards; (e) 1,543,680 shares of Common Stock underlying performance-based restricted stock unit awards (assuming maximum performance with respect to performance goals); and (f) 2,118,438 shares of Common Stock underlying options.

(iii)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on April 10, 2023, the underlying value of the transaction was calculated as the sum (such sum, the “Total Consideration”) of:

a.	the product of 157,759,349 issued and outstanding shares of Common Stock multiplied by the Merger Consideration of $36.15;

b.	the product of 56,664 shares of Common Stock underlying restricted share awards multiplied by the Merger Consideration of $36.15;

c.	the product of 1,549,657 shares of Common Stock underlying restricted stock unit awards multiplied by the Merger Consideration of $36.15;

d.	the product of 140,565 shares of Common Stock underlying deferred stock unit awards multiplied by the Merger Consideration of $36.15;

e.

the product of 1,543,680 shares of Common Stock underlying performance-based restricted stock unit awards (assuming maximum performance with respect to performance goals) multiplied by the Merger Consideration of $36.15; and

f.

the product of 2,118,438 shares of Common Stock underlying options that are exchangeable for cash in the merger, multiplied by $11.49 (which is the difference between the Merger Consideration of $36.15 and the weighted average exercise price of the options of $24.66 per share).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001102.